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PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 2004)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-119371

9,316,700 Shares

COMMON STOCK

Cubist Pharmaceuticals, Inc. is offering 9,316,700 shares of its common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol "CBST." On November 22, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $11.43 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

PRICE $11.20 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Cubist
Per Share	$11.20	$.672	$10.528
Total	$104,347,040	$6,260,822	$98,086,218

We have granted the underwriters the right to purchase up to an additional 1,397,500 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on November 29, 2004.

MORGAN STANLEY    PACIFIC GROWTH EQUITIES, LLC

WR HAMBRECHT + CO    HARRIS NESBITT    WELLS FARGO SECURITIES, LLC

November 22, 2004

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common shares we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized and the underwriters have not authorized, anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled "Where You Can Find More Information" in the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" section of this prospectus supplement and the financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

Overview

        We are a biopharmaceutical company focused on the research, development and commercialization of products that address unmet medical needs in the acute care environment. To date, we have focused exclusively on developing business and product opportunities in the antiinfective market place. CUBICIN® (daptomycin for injection), our flagship product, was approved on September 12, 2003 by the U.S. Food and Drug Administration, or FDA, for sale in the United States, and we began shipping Cubicin in November 2003. From launch through September 30, 2004, net product sales of Cubicin were $39.2 million. Cubicin is approved in the United States for the treatment of complicated skin and skin structure infections, or cSSS infections, caused by certain Gram-positive bacteria. Our pipeline includes HepeX-B™, a monoclonal antibody biologic, which is in the second of two phase 2 clinical trials for the prevention of re-infection by the Hepatitis B virus in liver transplant patients. We also focus our research efforts on discovering novel members of the lipopeptide class of molecules and other natural products discovery.

Cubicin

        Cubicin is the first antibiotic from a new class of antiinfectives called lipopeptides. Under laboratory conditions, Cubicin exhibits rapid bactericidal activity against most clinically significant Gram-positive bacteria, including multi-drug resistant bacteria. Cubicin is currently the only once-daily bactericidal antibiotic approved in the United States for the treatment of cSSS infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).

        We believe that Cubicin provides an important advantage over existing antibiotic therapies in the treatment of cSSS infections, given its rapid bactericidal properties and distinct mechanism of action, its convenient once-daily dosing regimen, its similar safety profile to other parenteral antibiotics and its spectrum of activity against both susceptible strains of Gram-positive pathogens and strains that are resistant to other antibiotic therapies. In addition, there has been no mechanism of resistance to Cubicin identified, and no observance of cross-resistance with any other class of antibiotic.

Clinical Development of Cubicin

        Cubicin is approved in the United States for the treatment of cSSS infections caused by certain Gram-positive organisms. We are currently evaluating the safety and efficacy of Cubicin for the treatment of infective endocarditis and bacteremia caused by S. aureus in an international Phase 3 clinical trial. On October 26, 2004, we announced that an independent data monitoring committee had completed its fourth planned safety review of patients enrolled in the trial and recommended that the trial be continued. On November 9, 2004, following consultation with the FDA, we announced that we have completed enrollment of patients in this international Phase 3 clinical trial. The FDA had previously requested that we amend the original protocol for the trial to include patients with left-sided endocarditis. Based on the challenges of enrolling these seriously ill patients, the FDA agreed that the inclusion of these patients would not be a requirement for a possible expansion of the Cubicin label to include right-sided endocarditis and/or complicated bacteremia due to S. aureus. As a result, with more than 230 patients enrolled in this trial at centers in the United States and Western Europe, we have met our overall enrollment target. We expect to conclude the trial with last patient/last visit in the second quarter of 2005 and anticipate releasing data in the middle of 2005.

        In addition, we are currently conducting clinical trials of Cubicin in the treatment of surgical wounds and in patients with end-stage renal disease.

U.S. Market Launch of Cubicin

        We generated net product sales of Cubicin of $6.3 million in the first quarter of 2004, $13.2 million in the second quarter of 2004 and $18.0 million in the third quarter of 2004, for a total of $37.5 million in net sales of Cubicin for the nine months ended September 30, 2004. We market Cubicin to approximately 900 of the top U.S. hospitals that dispense the majority of the prescriptions for parenteral antibiotics to treat Gram-positive cSSS infections. In addition to our in-house marketing team, our sales force consists of approximately 75 sales representatives and 7 regional business directors. Most of our sales representatives and business directors have extensive hospital-based sales experience and many have previously sold antiinfectives to the hospitals in their current territories. In addition, we plan to increase our sales force by 24 sales representatives in the first quarter of 2005, allowing us to expand our calling effort from approximately 900 U.S. hospitals to approximately 1,300.

The International Opportunity for Cubicin

        On October 3, 2003, we announced an international commercialization agreement with Chiron Corporation, for the development and commercialization of Cubicin in Western and Eastern Europe, Australia, New Zealand, India and certain Central American, South American and Middle Eastern countries. In addition, we have entered into agreements with Medison Pharma, Ltd., for the marketing of Cubicin in Israel and Palestine and with TTY Biopharm Company Limited for the marketing of Cubicin in Taiwan. We intend to seek additional development and commercialization agreements in the remaining significant markets around the world to maximize global sales of Cubicin. We, together with Chiron Corporation, are on track to file the European marketing authorization application for Cubicin by the end of 2004. We anticipate approval and launch of Cubicin in Europe in early 2006.

Our Clinical Pipeline and Research and Development Programs

        Our research efforts focus on the discovery of novel antiinfectives and novel antiinfective classes. Through experience and acquisition, we have amassed an extensive portfolio of proprietary methods for discovering novel pharmaceuticals.

        In June 2004, we entered into a license agreement with XTL Biopharmaceuticals Ltd. for the worldwide development and commercialization of an investigational monoclonal antibody product known as HepeX-B. HepeX-B is currently in the second of two Phase 2 clinical trials to determine its potential for the prevention of re-infection by the Hepatitis B virus in liver transplant patients.

        In addition to our clinical and pre-clinical development programs, we are pursuing multiple opportunities in new drug discovery. Focused exclusively on the antiinfective space, we utilize a variety of technologies to identify novel compounds and molecules to discover novel antimicrobial drugs.

Recent Developments

        On November 12, 2004, we announced that Scott M. Rocklage, Ph.D. is retiring as our Chairman and resigning from our Board of Directors effective as of December 31, 2004. David W. Martin, Jr., M.D., who was appointed Lead Director of our Board of Directors in October 2004, will lead the Board of Directors until a new Chairman is appointed. We have already commenced the search for a new Chairman of the Board. Dr. Rocklage had served as our Chief Executive Officer from 1994 through June 2003, and has served as our Chairman since 2000.

        Our principal executive offices are located at 65 Hayden Avenue, Lexington, Massachusetts, 02421 and our telephone number is (781) 860-8660.

        Our web site is located at www.cubist.com. We have not incorporated by reference into this prospectus supplement the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. Cubist and Cubicin are our registered trademarks. This prospectus supplement contains trademarks and trade names of other companies.

THE OFFERING

Common stock offered	9,316,700 shares
Common stock to be outstanding after this offering	49,684,950 shares
Over-allotment option	1,397,500 shares
Use of proceeds
To fund commercialization and continued development of Cubicin, development of HepeX-B, drug discovery programs, debt repayment, working capital and other general corporate purposes. See "Use of Proceeds."
Risk Factors	You should read the "Risk Factors" section of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.
Nasdaq National Market symbol	CBST

        The number of shares to be outstanding after this offering is based on 40,368,250 shares outstanding as of November 22, 2004 and excludes:

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  6,220,067 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $15.65 per share and 2,966,881 additional shares of common stock reserved for issuance under our stock option plans;

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  70,824 shares reserved for future issuance under our employee stock purchase plan;

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  120,000 shares reserved for future issuance under our 401(k) plan; and

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  3,495,763 shares of common stock issuable upon conversion of our 5 1/2% subordinated convertible notes due 2008 at a conversion price of $47.20 per share, and 454,100 shares of common stock issuable upon conversion of our 8 1/2% senior convertible notes due in 2005 at a conversion price of $63.8625 per share.

        Unless otherwise noted this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The statement of operations data for each of the three years ended December 31, 2003 have been derived from our consolidated audited financial statements. The statement of operations data for the nine months ended September 30, 2003 and 2004, and the balance sheet data as of September 30, 2004, are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	Year ended December 31,			Nine Months ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Product revenues, net	$—	$—	$1,673	$—	$37,526
License fee revenues	11,200	7,515	1,517	—	4,251
Collaborative agreement and other revenues	3,188	3,971	526	357	854

Total revenues	14,388	11,486	3,716	357	42,631

Costs and expenses:
Cost of product revenues	—	—	816	—	13,403
Research and development	63,686	59,012	54,505	41,131	41,314
Sales and marketing	—	8,703	21,090	11,905	25,364
General and administrative	21,827	17,471	29,978	21,805	13,190

Total costs and expenses	85,513	85,186	106,389	74,841	93,271

Operating loss	(71,125)	(73,700)	(102,673)	(74,484)	(50,640)
Interest income	6,922	5,199	2,182	1,705	1,289
Interest expense	(5,739)	(13,796)	(13,601)	(10,221)	(9,517)
Other income (expense)	54	(115)	(911)	(470)	46
Income tax benefit related to Canadian operations	34	—	—	—	—

Net loss	$(69,854)	$(82,412)	$(115,003)	$(83,470)	$(58,822)

Basic and diluted net loss per common share	$(2.49)	$(2.89)	$(3.61)	$(2.80)	$(1.46)

Weighted average number of common shares outstanding for basic and diluted net loss per common share	28,088,435	28,515,435	31,872,555	29,785,705	40,226,547

	As of September 30, 2004
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and investments	$63,243	$161,079
Total assets	154,919	252,755
Total debt	196,000	196,000
Long-term liabilities	806	806
Stockholders' (deficit) equity	$(74,868)	$22,968

        The preceding table summarizes our balance sheet data at September 30, 2004:

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  on an actual basis; and

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  as adjusted to reflect our sale of the 9,316,700 shares of common stock offered by us at the public offering price of $11.20 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        Investing in our company involves a high degree of risk. You should consider carefully the risks described below, together with the other information in and incorporated by reference into this prospectus. If any of the following risks actually occur, our business, operating results or financial condition could be materially adversely affected. This could cause the market price of our common stock to decline, and could cause you to lose all or part of your investment.

Risks Related to Our Business

        We depend heavily on the success of our lead product Cubicin, which may not be widely accepted by physicians, patients, third-party payors, or the medical community in general.

        We have invested a significant portion of our time and financial resources in the development of Cubicin. We anticipate that in the near term our ability to generate revenues will depend solely on the commercial success of Cubicin, which depends upon its acceptance by the medical community. Cubicin was approved by the FDA in September 2003 and launched in the United States in November 2003. Because of the recent introduction of Cubicin, we have very limited experience as to the sales of this product. We cannot be sure that Cubicin will continue to be accepted by purchasers in the pharmaceutical market. Cubicin competes with a number of existing antiinfective drugs manufactured and marketed by major pharmaceutical companies and potentially against new antiinfective drugs that are not yet marketed. The degree of market acceptance of Cubicin depends on a number of factors, including:

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  the demonstration of the clinical efficacy and safety of Cubicin;

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  the advantages and disadvantages of Cubicin compared to alternative therapies;

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  our ability to educate the medical community about the safety and effectiveness of Cubicin;

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  the reimbursement policies of government and third-party payors; and

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  the market price of Cubicin.

        We cannot be sure that physicians, patients, third-party payors, or the medical community in general will continue to accept and utilize Cubicin. Even if the medical community accepts that Cubicin is safe and efficacious for its approved indication, physicians may choose to restrict the use of Cubicin due to antibiotic resistance concerns.

        Our ability to generate revenues from the commercialization and sale of Cubicin will be limited if we do not obtain approval to market Cubicin for additional therapeutic uses or fulfill certain post-approval requirements of the FDA relating to Cubicin.

        The FDA granted approval for Cubicin for the treatment of cSSS infections in the United States. In order to implement our business plan for Cubicin, we will need to obtain regulatory approval for additional indications and from foreign regulatory authorities. To do so, we will need to successfully conduct additional clinical trials and then apply for and obtain the appropriate regulatory approvals. If we are unsuccessful in our clinical trials, or we experience a delay in obtaining or are unable to obtain authorizations for expanded uses of Cubicin, our revenues may not grow as expected and our business and operating results will be harmed.

        In addition, the FDA approval to market Cubicin in the United States requires that we conduct a post-marketing clinical study to assess the safety, efficacy and pharmacokinetics of Cubicin in renal impairment patients with cSSS infections. We have commenced this study and anticipate commencing enrollment of patients in early 2005. Our business would be seriously harmed if we do not complete this study and the FDA revokes its marketing approval for Cubicin.

        We will need to obtain regulatory approvals for our other drug candidates and our ability to generate revenues from the commercialization and sale of products resulting from our development efforts will be limited by any failure to obtain these approvals.

        The FDA and comparable regulatory agencies in foreign countries impose substantial requirements for the development, production and commercial introduction of drug products. These include lengthy and detailed pre-clinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. All of our drug candidates will require governmental approvals for commercialization, and, to date, we have not obtained government approval for any drug product other than Cubicin for the indication of cSSS infections in the United States. Pre-clinical testing, clinical trials and manufacturing of our drug candidates will be subject to rigorous and extensive regulation by the FDA and corresponding foreign regulatory authorities. In addition, such authorities, including the FDA, may impose more stringent requirements than currently in effect, which may adversely affect our planned drug development efforts. Satisfaction of the requirements of the FDA and of foreign regulatory agency requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the drug candidate.

        No product can receive FDA approval unless human clinical trials show both safety and efficacy for each target indication in accordance with FDA standards. We have limited experience conducting clinical trials. The majority of drug candidates that begin human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Failure to demonstrate the safety and efficacy of our drug candidates for each target indication in clinical trials would prevent us from obtaining required approvals from regulatory authorities, which would prevent us from commercializing those drug candidates. The results of our clinical testing of a drug candidate may cause us to suspend, terminate or redesign our clinical testing program for that drug candidate. We cannot be sure when we, independently or with our collaborative partners, might be in a position to submit additional drug candidates for regulatory review. In addition, we cannot be sure that regulatory approval will be granted for drug candidates that we submit for regulatory review. Moreover, if regulatory approval to market a drug product is granted, the approval may impose limitations on the indicated use for which the drug product may be marketed as well as additional post-approval requirements.

        Our ability to generate revenues from the commercialization and sale of additional drug products will be limited by any failure to obtain these approvals.

        If clinical trials for our drug candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business.

        Before we receive regulatory approvals for the commercial sale of any of our drug candidates, our drug candidates are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. Conducting pre-clinical testing and clinical trials is a lengthy, time-consuming and expensive process that often takes many years. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology and pharmaceutical industries, including companies with greater experience in pre-clinical testing and clinical trials than we have, have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. For example, our clinical trials on Cubicin for the treatment of pneumonia failed to demonstrate sufficient efficacy despite promising results in pre-clinical and early clinical trials.

        Our clinical trials must be carried out under protocols that are acceptable to regulatory authorities and to the committees responsible for clinical studies at the sites at which the studies are conducted. There may be delays in preparing protocols or receiving approval for them that may delay either or both of the start and finish of our clinical trials. Feedback from regulatory authorities or results from earlier stage clinical studies might require modifications or delays in later stage clinical trials. These types of delays can result in increased development costs and delayed regulatory approvals.

        Furthermore, there are a number of additional factors that may cause delays in our clinical trials. We have limited experience in conducting pre-clinical testing or clinical trials. We currently have one product candidate in clinical development and Cubicin is being studied in additional clinical trials. The rate of completion of our clinical trials is also dependent in part on the rate of patient enrollment. There may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals. For example, our ongoing clinical trial to determine the safety and efficacy of using Cubicin to treat endocarditis, or infections of the heart valves, which is now fully enrolled, experienced delays attributable to slow enrollment. In addition, our clinical trials may be delayed by one or more of the following factors:

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  inability to manufacture sufficient quantities of materials for use in clinical trials;

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  inability to adequately follow patients after treatment;

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  the failure of third-party clinical trial managers to perform;

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  the failure of our clinical investigational sites and related facilities and records to be in compliance with the FDA's Good Clinical Practices; or

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  inability to enroll study subjects.

        If clinical trials for our drug candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

        We will face significant competition from other biotechnology and pharmaceutical companies, particularly with respect to Cubicin, and our operating results will suffer if we fail to compete effectively.

        The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical and chemical companies, biotechnology companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more experienced marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drug products that are more effective or less costly than any drug candidate that we are currently developing or that we may have or develop, which could render our technology, Cubicin or our future drug products, if any, obsolete and noncompetitive.

        The competition in the market for therapeutic products that address infectious diseases is intense. Cubicin faces competition from commercially available drugs such as vancomycin, marketed generically by Abbott Laboratories, Shionogi & Co., Ltd., and others, Zyvox, marketed by Pfizer, Inc., and Synercid, marketed by King Pharmaceuticals, Inc. These products have established safety and efficacy profiles. In particular, vancomycin has been a widely used and well known antibiotic for over 40 years and is sold in a relatively inexpensive generic form. Accordingly, if price competition inhibits the acceptance of Cubicin or if the reluctance of physicians to switch from existing drugs to Cubicin inhibits the acceptance of Cubicin, we will not achieve our business plan. In addition, Cubicin may face competition from drug candidates currently in clinical development, including drug candidates that could receive regulatory approval before Cubicin in countries outside the United States. The inability to compete with existing drug products or subsequently introduced drug products would have a material adverse impact on our operating results.

        We are completely dependent on third parties to manufacture Cubicin, and our commercialization of Cubicin could be stopped, delayed, or made less profitable if those third parties fail to provide us with sufficient quantities of Cubicin or fail to do so at acceptable prices.

        We do not have the capability to manufacture our own Cubicin bulk drug substance. We have entered into manufacturing and supply agreements with both DSM Capua, SpA and ACS Dobfar, SpA to manufacture and supply to us Cubicin drug substance for commercial purposes. However, only DSM is currently capable of manufacturing Cubicin drug substance for commercial sale, and ACS will not be capable of manufacturing Cubicin drug substance for commercial sale until such time as they have received the required regulatory approvals. We currently anticipate that ACS will be able to manufacture Cubicin drug substance for commercial sale in the first half of 2005. Therefore, we will continue to depend entirely on one company, DSM, to manufacture Cubicin drug substance for commercial sale until that time. We also currently depend on one company, DSM, to manufacture Cubicin drug substance for our clinical trials.

        We do not have the capability to manufacture our own Cubicin finished drug product. We have entered into manufacturing and supply agreements with both Hospira, formerly the core global hospital products business of Abbott Laboratories, and Cardinal Health to manufacture and supply to us finished drug product. However, only Hospira is currently capable of manufacturing finished product for commercial sale, and we do not expect that Cardinal will be capable of manufacturing finished product for commercial sale until the first half of 2005. Therefore, we anticipate that we will continue to depend entirely on one company, Hospira, to manufacture clinical grade vialed formulations of Cubicin and to manufacture and supply final vialed Cubicin commercial drug product until that time.

        If ACS or Cardinal are unable to obtain or are delayed in obtaining regulatory approvals necessary for the manufacture of Cubicin, we could experience significant interruptions in the supply of Cubicin. Because both the DSM and ACS manufacturing facilities are located in Italy, we may also experience interruption or significant delay in the supply of Cubicin drug substance due to natural disasters, acts of war or terrorism, labor unrest or political instability in Italy. In addition, given our current fill schedule with Hospira, we believe it will be necessary to have Cardinal approved in the first couple of months of 2005 or to obtain additional filling runs from Hospira in order to meet our expected demand for 2005.

        If we are required to transfer manufacturing processes from any of our bulk or finished drug product manufacturers to other third-party manufacturers, we would be required to satisfy various additional regulatory requirements, and we could experience significant interruptions in the supply of Cubicin.

        We cannot guarantee that we will be able to reduce the costs of commercial scale manufacturing of Cubicin over time. If the manufacturing costs of Cubicin are too high, it may significantly delay or prevent Cubist from achieving profitability. In order to reduce costs, we may need to develop and implement process improvements. In order to implement such process improvements, we will need, from time to time, to notify or make filings with regulatory authorities. We cannot guarantee that we will be able to enhance and optimize output in our commercial manufacturing process. If we cannot enhance and optimize output, we may not be able to reduce our costs over time.

        We have collaborative relationships that may expose us to a number of risks.

        We have entered into, and anticipate continuing to enter into, collaborative arrangements with multiple third parties to discover, test, manufacture and market drug candidates and drug products. In particular, on October 3, 2003, we announced an international commercialization agreement with Chiron to seek regulatory approvals and commercialize Cubicin in Western and Eastern Europe, Australia, New Zealand, India and certain Central American, South American and Middle Eastern countries. Collaborations such as these are necessary for us to research, develop, and commercialize drug candidates. We cannot be sure that we will be able to establish any additional collaborative relationships on terms acceptable to us.

        Reliance on collaborative relationships poses a number of risks including the following:

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  our collaborators may not perform their obligations as expected;

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  the amount and timing of resources dedicated by our collaborative partners to their respective collaborations with us is not under our control;

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  some drug candidates discovered in collaboration with us may be viewed by our collaborative partners as competitive with their own drug candidates or drug products;

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  our collaborative partners may not elect to proceed with the development of drug candidates that we believe to be promising;

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  disagreements with collaborators, including disagreements over proprietary rights, might cause delays or termination of the research, development or commercialization of drug candidates, might lead to additional responsibilities with respect to drug candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive; and

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  some of our collaborative partners might develop independently, or with others, drug products that could compete with ours.

        Collaborative arrangements with third parties are a critical part of our business strategy, and any inability on our part to be able to establish collaborations on terms favorable to us or to work successfully with our collaborators will have an adverse effect on our operations and financial performance.

        We depend on third parties in the conduct of our clinical trials for Cubicin and expect to do so with respect to other drug candidates and any failure of those parties to fulfill their obligations could adversely affect our development and commercialization plans.

        We depend on independent clinical investigators, contract research organizations and other third-party service providers in the conduct of our clinical trials for Cubicin and expect to do so with respect to other drug candidates. We rely heavily on these parties for successful execution of our clinical trials, but do not control many aspects of their activities. For example, the investigators are not our employees. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of Cubicin and future drug candidates.

        If we are unable to continue to develop satisfactory sales and marketing capabilities, we may not succeed in commercializing Cubicin.

        Until our launch of Cubicin in November 2003, we had not previously marketed or sold a drug product. In connection with our launch of Cubicin, we developed our own sales and marketing capabilities in the United States, and we continue to develop those capabilities. Our U.S. sales and marketing team has worked together for a limited period of time. We cannot guarantee that we will be successful in selling and marketing Cubicin on our own in the United States. Even if we obtain approval to market Cubicin in one or more of the countries in which we intend to commercialize Cubicin pursuant to our collaboration agreement with Chiron or our other current or future collaborations, we cannot guarantee that we will be successful in marketing Cubicin in international markets.

        We have incurred substantial losses in the past and expect to incur additional losses over the next several years.

        Since we began operations, we have incurred substantial net losses in every fiscal period. We incurred a net loss of $58.8 million for the nine months ended September 30, 2004, and had an accumulated deficit of $434.3 million at September 30, 2004. These losses have resulted from costs associated with conducting research and development, conducting clinical trials, commercialization efforts and associated administrative costs.

        We expect to incur significant additional operating losses for the foreseeable future related to the continued development and commercialization of Cubicin, the development of our other drug candidates, as well as investments in other product opportunities. As a result, we cannot predict when we will become profitable, if at all, and if we do, we may not remain profitable for any substantial period of time. If we fail to achieve profitability within the time frame expected by investors, the market price of our common stock may decline.

        We will require additional funds.

        Currently, we are not a self-sustaining business, and we may be required to seek additional funds, even after completion of this offering, due to certain economic and strategic factors. We believe that our existing cash, cash equivalents, investments, the anticipated net proceeds of this offering and the anticipated cash flow from revenues will be sufficient to fund our operating expenses, debt obligations, milestone payments under our collaborative arrangements and capital requirements under our current business plan at least through 2006. We expect capital outlays to increase in 2004 versus 2003 and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because of unforeseen circumstances or circumstances beyond our control. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us.

        We may seek additional funding through public or private financing or other arrangements with collaborative partners. If we raise additional funds by issuing equity securities, further dilution to existing stockholders may result. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. We cannot be sure, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms.

        Our annual debt service obligations on our 5 1/2% subordinated convertible notes due 2008 are approximately $9.1 million per year in interest payments. Our annual debt service obligations on our 8 1/2% senior convertible notes due in 2005 were approximately $3.3 million per year in interest payments; with the $10.0 million pay down of debt in December 2003, interest payments on these notes are $2.5 million per year. We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our debt service obligations, we may be forced to delay or terminate clinical trials, curtail operations, or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If we fail to obtain additional capital, we will not be able to execute our current business plan successfully.

        We may not be able to obtain, maintain or protect certain proprietary rights necessary for the development and commercialization of Cubicin, our other drug candidates and our research technologies.

        Our commercial success will depend in part on obtaining and maintaining U.S. and foreign patent protection for Cubicin, our drug candidates, and our research technologies and successfully enforcing and defending these patents against third party challenges. We consider that in the aggregate our unpatented proprietary technology, patent applications, patents and licenses under patents owned by third parties are of material importance to our operations. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. The actual protection afforded by a patent can vary from country to country and may depend upon the type of patent, the scope of its coverage and the availability of legal remedies in the country. Legal standards relating to the validity and scope of patents covering pharmaceutical and biotechnological inventions are continually developing, both in the United States and other important markets outside the United States. Our patent position is highly uncertain and involves complex legal and factual questions, and we cannot predict the scope and breadth of patent claims that may be afforded to our patents or to other companies' patents. We cannot assure you that the patents we obtain or the unpatented proprietary technology we hold will afford us significant commercial protection.

        The primary composition of matter patent covering Cubicin in the United States has expired. We own or have licensed a limited number of patents directed toward methods of administration and methods of manufacture of Cubicin. We cannot be sure that patents will be granted with respect to any of our pending patent applications for Cubicin, our other drug candidates, or our research technologies, or with respect to any patent applications filed by us in the future; nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting Cubicin, our other drug candidates or our technology.

        The degree of future protection for our proprietary rights is uncertain. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents, whether directly owned by us or licensed to us, were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide sufficient protection against competing products or processes.

        If our collaborative partners, employees or consultants develop inventions or processes independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those inventions and/or processes. Such inventions and/or processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Moreover, the laws of foreign countries in which we market our drug products may afford little or no effective protection of our intellectual property.

        We may engage in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or by such agreements.

        We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we maintain a competitive advantage by relying on trade secret and unpatented proprietary information, such competitive advantage may be compromised if others independently develop the same or similar technology, resulting in an adverse effect on our business, financial condition and results of operations. We seek to protect trade secrets and proprietary information in part through confidentiality provisions and invention assignment provisions in agreements with our collaborative partners, employees and consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches.

        Our trademarks, Cubicin, Cubist, and HepeX-B (licensed from XTL Biopharmaceuticals, Ltd.), in the aggregate are considered to be material to our business. All are covered by registrations or pending applications for registration in the U.S. Patent and Trademark Office and in other countries. Trademark protection continues in some countries for as long as the mark is used and, in other countries, for as long as it is registered. Registrations generally are for fixed, but renewable, terms.

        Third-party patent and intellectual property rights may interfere with our ability to commercialize drug products and research technologies.

        Because the patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions, there can be no assurance that the patents owned and licensed by us, or any future patents, will ensure that others will not be issued patents that may prevent the sale of our drug products or require licensing and the payment of significant fees or royalties. Moreover, to the extent that any of our drug products or methods infringe the patents of a third party, or that our patents or future patents fail to give us an exclusive position in the subject matter claimed in those patents, we will be adversely affected. Patent disputes are frequent and can preclude the commercialization of products. If our drug candidates, drug products, or processes are found to infringe the patents of others or are found to impermissibly utilize the intellectual property of others, our development, manufacture and sale of our infringing drug candidates or drug products could be severely restricted or prohibited. We may be unable to avoid infringement of a third-party patent and may have to obtain a license, defend an infringement action, or challenge the validity of a patent in a court of law or agency of competent jurisdiction. A license may be unavailable on terms and conditions acceptable to us, if at all. Intellectual property litigation can be expensive and time-consuming, and we may be unable to prevail in any such litigation or devote sufficient resources to pursue such litigation. If we do not obtain an appropriate license, if we are found liable for patent infringement or trade secret misappropriation, or if we are not able to have such patents declared invalid and/or unenforceable, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market, and/or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

        If we are unable to discover or in-license drug candidates, develop drug candidates or commercialize drug products, we will not generate significant revenues or become profitable.

        In order to implement our business plan we will need to identify, develop and commercialize additional drug products. Our approach to drug discovery is unproven. We have not tested in humans any drug candidates developed from our drug discovery program, and we cannot assure you that we will test in humans any internally developed drug candidates or that there will be clinical benefits associated with any drug candidates that we do develop.

        Our drug product, Cubicin, and our other current and former drug candidates are the result of in-licensing patents and technologies from third parties. These in-licensing activities represent a significant expense for Cubist and generally require us to pay royalties to other parties on product sales. Unless we are able to use our drug discovery approach to identify suitable drug candidates, in-licensing will be our only source of drug candidates. However, there can be no assurance that we will be able to in-license additional desirable drug candidates on acceptable terms, or at all, or that we will be successful in developing them. For example in February 2004, we discontinued clinical development of CAB-175, a parenteral cephalosporin antibiotic that we had in-licensed from Sandoz GmbH, due to observed adverse events, and in April 2004, we discontinued clinical development of oral formulations of ceftriaxone, a broad-spectrum antibiotic for which we had licensed the underlying technology from International Health Management Associates and the University of Utah, as a result of data from human clinical research studies. Our failure to develop or in-license new drug candidates on acceptable terms would have a material adverse effect on our business, operating results and financial condition.

        A variety of risks associated with our international operations could materially adversely affect our business.

        We have manufacturing and clinical trial relationships outside the United States, and we expect Cubicin to be marketed worldwide. Consequently, we are, and will continue to be, subject to additional risks related to operating in foreign countries. Associated risks of conducting operations in foreign countries include:

  •
  differing regulatory requirements for drug approvals in foreign countries;

  •
  the potential for so-called parallel importing;

  •
  unexpected changes in tariffs, trade barriers and regulatory requirements;

  •
  economic weakness, including inflation, or political instability in particular foreign economies and markets;

  •
  compliance with tax, employment, immigration and labor laws for employees living and traveling abroad;

  •
  foreign taxes including withholding of payroll taxes;

  •
  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business or operating a subsidiary in another country;

  •
  workforce uncertainty in countries where labor unrest is more common than in the United States;

  •
  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

  •
  business interruptions resulting from geo-political actions, including war and terrorism.

        These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

        If we are not successful in our management transition or in attracting and retaining management team members and other highly qualified individuals in our industry, we may not be able to successfully implement our business strategy.

        Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries, depends in large part upon our ability to attract and retain highly qualified managerial personnel. We historically have been highly dependent on our senior management and scientific team. On June 10, 2003, Michael W. Bonney became our Chief Executive Officer after having served as our President and Chief Operating Officer since 2002. Mr. Bonney has not previously served as the chief executive officer of a publicly traded corporation. Six of our seven executive officers, including Mr. Bonney, have joined us since December 2001. In addition, we have hired several other key members of our management team since June 2002. As a result, our management team has only worked together for a limited period of time. Our future success depends on a successful management transition and will also depend on our continuing to attract, retain and motivate highly skilled management team members. The loss of the services of any of our executive officers or other key employees could potentially harm our business or financial results.

        We may undertake additional strategic acquisitions in the future, and difficulties integrating such acquisitions could damage our ability to attain or maintain profitability.

        Although we have limited experience in acquiring businesses and have completed only one business acquisition since our inception, we may acquire additional businesses that complement or augment our existing business. If we acquire businesses with promising drug candidates or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to move one or more drug candidates through pre-clinical and/or clinical development to regulatory approval and commercialization. Integrating any newly acquired businesses or technologies could be expensive and time-consuming, resulting in the diversion of resources from our current business. We may not be able to integrate any acquired business successfully. We cannot assure you that, following an acquisition, we will achieve revenues, specific net income or loss levels, that justify the acquisition or that the acquisition will result in increased earnings, or reduced losses, for the combined company in any future period. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

Risks Related to Our Industry

        Our products will be subject to ongoing regulatory review.

        Regulatory approvals can be conditioned on certain factors that may delay the marketing of drug products, and increase the cost of developing, manufacturing, or marketing drug products. Our company, our drug products and the manufacturing facilities for our drug products are subject to continual review and periodic inspection by the FDA and other regulatory agencies for compliance with post-approval regulatory requirements, including GMP regulations, adverse event reporting and other requirements. In addition, if there are any modifications to a drug product, further regulatory approval will be required. Failure to comply with manufacturing and other post-approval regulations of the FDA and other regulatory agencies can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution. Later discovery of previously unknown problems with a drug product, manufacturer or facility may result in restrictions on the drug product, us or our manufacturing facilities, including withdrawal of the drug product from the market. The cost of compliance with pre- and post-approval regulation may have a negative effect on our operating results and financial condition.

        We could incur substantial costs resulting from product liability claims relating to our pharmaceutical products.

        The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Our products and the clinical trials utilizing our products and drug candidates may expose us to product liability claims and possible adverse publicity. Product liability insurance is expensive, is subject to deductibles and coverage limitations, and may not be available in the future. While we currently maintain product liability insurance coverage that we believe is adequate for our current operations, we cannot be sure that such coverage will be adequate to cover any incident or all incidents. In addition, we cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in a sufficient amount, that our insurer will not disclaim coverage as to a future claim or that a product liability claim would not otherwise adversely affect our business, operating results or financial condition.

        We may become involved in patent litigation or other intellectual property proceedings relating to our products or processes that could result in liability for damage or stop our development and commercialization efforts.

        The pharmaceutical industry has been characterized by significant litigation and interference and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights. The types of situations in which we may become parties to such litigation or proceedings include:

  •
  We or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights.

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  We or our collaborators may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by such third parties or to obtain a judgment that our products or processes do not infringe such third parties' patents.

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  If our competitors file patent applications that claim technology also claimed by us, we or our collaborators may participate in interference or opposition proceedings to determine the priority of invention.

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  If third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings.

  •
  If third parties initiate litigation claiming that our brand names infringe their trademarks, we and our collaborators will need to defend against such proceedings.

        An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

        The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

        Our ability to generate future revenues from any drug products that we successfully develop and for which we obtain regulatory approval will depend on reimbursement and drug pricing.

        Acceptable levels of reimbursement for costs of developing and manufacturing of drug products and treatments related to those drug products by government authorities, private health insurers and other organizations, such as HMOs, will have an effect on the successful commercialization of, and attracting collaborative partners to invest in the development of, our drugs and drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drug products we may develop or, if already available, will not be decreased in the future. The U.S. Congress recently enacted a limited prescription drug benefit for Medicare recipients in the Medicare Prescription Drug and Modernization Act of 2003. While the program established by this statute may increase demand for our products, if we participate in this program, our prices will be negotiated with drug procurement organizations for Medicare beneficiaries and are likely to be lower than we might otherwise obtain. Non-Medicare third-party drug procurement organizations may also base the price they are willing to pay on the rate paid by drug procurement organizations for Medicare beneficiaries. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drug products. Any reduction in demand would adversely affect our business. If reimbursement is not available or is available only at limited levels, we may not be able to obtain collaborative partners to manufacture and commercialize drug products, and may not be able to obtain a satisfactory financial return on our own manufacture and commercialization of any future drug products.

        Third-party payors are increasingly challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us in the future. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any drugs that are successfully developed by us and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business. Outside the United States certain countries set prices in connection with the regulatory process. We cannot be sure that such prices will be acceptable to us or our collaborative partners.

        Our corporate compliance program cannot ensure that we are in compliance with all applicable "fraud and abuse" laws and regulations, and a failure to comply with such regulations or prevail in litigation related to noncompliance could harm our business.

        Pharmaceutical companies have faced lawsuits and investigations pertaining to violations of health care "fraud and abuse" laws, such as the federal false claims act, the federal anti-kickback statute, and other state and federal laws and regulations. While we have developed and implemented a corporate compliance program based upon what we believe are current best practices, we cannot guarantee that this program will protect us from future lawsuits or investigations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

        Competitors may develop drug products that make our drug products obsolete.

        Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Even if we are successful in developing effective drug products, new drug products introduced after we commence marketing of any drug product may be safer, more effective, less expensive, or easy to administer than our drug products.

        We operate in a competitive labor market, and our inability to hire and retain highly qualified personnel could limit our operations and results.

        Our success in large part depends upon our ability to attract, train, motivate and retain qualified personnel for all aspects of our business. Because of great demand for qualified personnel and the numerous opportunities available to them in the biotechnology and pharmaceutical industries, we have experienced intense competition in attracting and retaining employees from the limited number of qualified personnel available. Because of this intense competition, we have had to interview a large number of candidates to meet our hiring needs. Other biotechnology and pharmaceutical companies with whom we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these factors may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate at which we can discover, develop and commercialize drug candidates will be limited.

        Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals, viruses, bacteria and various radioactive compounds. We are subject to numerous environmental and safety laws and regulations. We are subject to periodic inspections for possible violations of any environmental or safety law or regulation. Any violation of, and the cost of compliance with, the regulations could adversely effect our operations. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or a determination of non-compliance, we could be held liable for significant damages or fines.

Risks Related to this Offering and Ownership of Our Common Stock

        Our stock price may be volatile, and your investment in our stock could decline in value.

        The trading price of our common stock has been, and is likely to continue to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  •
  failure to meet any revenue projections made by us or securities analysts;

  •
  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates by securities analysts;

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  adverse results or delays in clinical trials;

  •
  our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

  •
  inability to obtain adequate product supply for any approved drug product or inability to do so at acceptable prices;

  •
  the termination of a collaboration or the inability to establish additional collaborations;

  •
  adverse regulatory decisions;

  •
  unanticipated serious safety concerns related to the use of Cubicin;

  •
  introduction of new products or services offered by us or our competitors;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  •
  our failure to commercialize additional drug products;

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  issuances of debt or equity securities; and

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  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

        An adverse outcome of the SEC's investigation into trading in our common stock around the time we disclosed information about the results of our Community Acquired Pneumonia trial could cause our stock price to decline.

        In May 2004, the staff of the SEC advised us and our Chairman that it was considering whether we or our Chairman had a duty under the anti-fraud provisions of the federal securities laws to disclose information about the results of our Community Acquired Pneumonia trial, or CAP trial, prior to our January 16, 2002 press release. Prior to being notified in May 2004 that the SEC had decided to investigate the Company, we had been aware that the staff of the SEC had been conducting a formal investigation captioned "In the Matter of Trading in the Securities of Cubist Pharmaceuticals, Inc." We had understood that the investigation was regarding whether there had been any trading in shares of our common stock while certain individuals were in possession of material nonpublic information about the results of the CAP trial. We believe that the SEC has authorized but not yet filed a civil enforcement action against the wife of our Chairman that will allege that she transmitted material non-public information about the results of the CAP trial prior to our press release of January 16, 2002. We recently had discussions, which have been completed, with the Nasdaq National Market in connection with a 2002 NASD Regulation inquiry into trading in advance of the January 16, 2002 press release.

        We cannot predict the outcome of the investigation and do not know what action, if any, the SEC staff may finally recommend. If the investigation results in a determination that we have failed to properly disclose information relating to the results of our CAP trial, we could be subject to class action lawsuits and derivative actions, substantial fines or penalties and other sanctions, which may adversely affect our stock price and our ability to raise capital. In addition, if the SEC institutes insider trading or other proceedings as a result of its investigation, our stock price may decline, even if we are not specifically named as a party to any of these proceedings.

        We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

        The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls that we would be required to remediate in a timely manner so as to be able to comply with the requirements of Section 404 for the year ending December 31, 2004. If we are not able to comply with the requirements of Section 404 in a timely manner, we could be subject to sanctions or investigations by the SEC, the Nasdaq National Market or other regulatory authorities, which would require additional financial and management resources and could adversely affect the market price of our common stock.

        If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their best interests and not necessarily those of other stockholders.

        As of January 1, 2004, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 29% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

        We have implemented anti-takeover provisions that could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders.

        Investors in this offering will pay a much higher price than the book value of our common stock.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution of $11.10, representing the difference between our pro forma net tangible book value per share after giving effect to this offering at the public offering price of $11.20 per share. In the past, we issued options to acquire common stock at prices significantly below the offering price. To the extent these outstanding options are ultimately exercised, you will incur further dilution.

FORWARD-LOOKING STATEMENTS

        This document contains and incorporates by reference "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, these statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "would," "expect," "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state trends and known uncertainties or other forward-looking information. You are cautioned that forward-looking statements are based on current expectations and are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including the risks and uncertainties described or discussed in the "Risk Factors" section above. The forward-looking statements contained and incorporated by reference herein represent our judgment as of the date of this prospectus, and we caution readers not to place undue reliance on such statements.

        Forward-looking statements include information concerning possible or assumed future results of our operations, including statements regarding:

  •
  the acceptance of Cubicin by physicians, patients, third-party payors and the medical community;

  •
  our expectations regarding clinical trials and development time lines for Cubicin or other product candidates;

  •
  our expectations regarding our ability to continue to manufacture Cubicin;

  •
  our ability to use our research and development and technology platforms and methods to identify potential products and candidates;

  •
  our expectations regarding selection of clinical development candidates;

  •
  our expectations regarding our ability to further identify, develop and commercialize products in the coming years;

  •
  the continuation of our collaborations with our partners and our ability to establish and maintain successful manufacturing, sales and marketing, distribution and development collaborations;

  •
  our future capital requirements and our ability to finance our operations; and

  •
  our expectations regarding general business conditions and growth in the biopharmaceutical industry and overall economy.

        Many factors could affect our actual financial results and could cause these actual results to differ materially from those in these forward-looking statements. These factors include the following:

  •
  whether we will receive, and the potential timing of, regulatory approvals or clearances to market Cubicin in other countries and for additional indications in the United States and other countries;

  •
  whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner;

  •
  our ability to conduct successful clinical trials in a timely manner;

  •
  the level of acceptance of Cubicin by physicians, patients, third-party payors and the medical community;

  •
  competition, particularly with respect to Cubicin;

  •
  our ability to continue to manufacture Cubicin on a commercial scale and at acceptable cost;

  •
  our dependence upon pharmaceutical and biotechnology collaborations;

  •
  our ability to finance our operations;

  •
  potential costs resulting from product liability claims;

  •
  our ability to protect our proprietary technologies;

  •
  our ability to discover or in-license drug candidates and develop and achieve commercial success for drug candidates; and

  •
  a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 9,316,700 shares of our common stock that we are offering at the public offering price of $11.20 per share will be approximately $97.8 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $112.5 million. We intend to use the net proceeds of this offering for general corporate and working capital purposes. Although we have not yet identified any specific uses for these proceeds, we currently anticipate using the proceeds for some or all of the following purposes:

  •
  the commercialization of Cubicin;

  •
  the funding of additional development programs;

  •
  our drug discovery programs;

  •
  payments, including potential prepayments, of debt obligations; and

  •
  working capital and general corporate purposes.

        Accordingly, we will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in interest-bearing investment grade securities pending the above uses.

        We may also use a portion of the net proceeds from this offering to repay, or prepay, all or a portion of our 8 1/2% senior convertible notes due September 2005 unless those notes have been otherwise refinanced or converted pursuant to their terms prior to their stated maturity. As of September 30, 2004, there was $29.0 million in aggregate principal amount of 8 1/2% notes outstanding.

        In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, in-licensing, joint ventures or otherwise. We currently have no commitments or agreements with respect to any specific acquisition or investment.

MARKET PRICE AND DIVIDENDS

        Our common stock is traded on the Nasdaq National Market under the symbol "CBST". The following table sets forth, for the period indicated, the high and low sale prices per share of the common stock as reported by the Nasdaq National Market.

	Price Range of Common Stock
	High	Low
Year Ended December 31, 2002:
First Quarter	$35.99	$12.87
Second Quarter	$18.67	$8.26
Third Quarter	$9.75	$3.99
Fourth Quarter	$11.92	$4.26
Year Ended December 31, 2003:
First Quarter	$8.23	$6.02
Second Quarter	$13.10	$7.41
Third Quarter	$14.75	$9.86
Fourth Quarter	$13.12	$10.19
Year Ended December 31, 2004:
First Quarter	$16.07	$8.39
Second Quarter	$11.60	$9.15
Third Quarter	$11.47	$7.71
Fourth Quarter (through November 22, 2004)	$11.93	$9.30

        On November 22, 2004, the last reported sale price of the common stock on the Nasdaq National Market was $11.43.

        As of November 22, 2004, we had 40,368,250 shares of common stock outstanding and there were 288 stockholders of record. This figure does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

        We have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, to operate and expand our business. Payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and any potential legal restrictions.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents and investments and our capitalization as of September 30, 2004:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of 9,316,700 shares of common stock in this offering at the public offering price of $11.20 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	As of September 30, 2004
	Actual	Adjusted
	(in thousands, except share data)
Cash, cash equivalents and investments	$63,243	$161,079

Current portion of long-term debt	$31,000	$31,000

Total long-term debt, net of current portion	$165,000	$165,000
Stockholders' (deficit) equity:
Preferred stock, non-cumulative; convertible, $0.001 par value; authorized 5,000,000 shares; no shares issued and outstanding actual or as adjusted	—	—
Common stock, $.001 par value; authorized 100,000,000 shares; 40,327,292 shares issued and outstanding, actual; 49,643,992 shares issued and outstanding, as adjusted	40	50
Additional paid-in capital	359,365	457,191
Accumulated deficit	(434,273)	(434,273)

Total stockholders' (deficit) equity	(74,868)	22,968

Total capitalization	$90,132	$187,968

DILUTION

        Our net tangible book value as of September 30, 2004 was approximately $(92.8) million, or $(2.30) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 9,316,700 shares of common stock offered in this offering at the public offering price of $11.20 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2004 would have been approximately $5.1 million, or $0.10 per share of common stock. This represents an immediate increase in the net tangible book value of $2.40 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $11.10 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$11.20
Net tangible book value per share as of September 30, 2004	$(2.30)
Increase per share attributable to new investors	2.40

Net tangible book value per share after this offering		0.10

Dilution per share to new investors		$11.10

        In the discussion and table above, we assume no exercise of outstanding options. As of September 30, 2004, there were 6,186,385 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $15.74 per share. To the extent that any of these outstanding options are exercised, there will be further dilution to new investors.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share.

Common Stock

        We are authorized to issue up to 100,000,000 shares of common stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

        As of November 22, 2004, there were 40,368,250 shares of common stock outstanding held by 288 stockholders of record.

Preferred Stock

        We have a class of undesignated preferred stock consisting of 5,000,000 shares, $0.001 par value per share. Our board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

        We have issued rights that are in some cases exercisable for shares of junior participating preferred stock. See "—Rights Agreement" below.

        The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Such rights may include voting and conversion rights which could adversely affect the holders of common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment in the event of a liquidation, dissolution or winding up before any payment is made to the holders of common stock. Additionally, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Rights Agreement

        Our board of directors has adopted a rights plan. As a result, we have issued one fractional preferred share purchase right for each outstanding share of common stock. One fractional preferred share purchase right will be issued for each additional share of common stock that we issue. When exercisable, each purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $490 per one one-hundredth of a preferred share.

        The rights are not exercisable until (a) 10 business days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding common stock, or (b) 10 business days (or such later date as may be determined by our board of directors prior to such time as any person becomes a beneficial owner of 15% or more) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common shares. The rights will expire on August 3, 2009, unless the rights are earlier redeemed by us.

        Preferred stock purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared for each common share. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made for each common share. Each preferred share will have 100 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 100 times the amount received for each common share. These rights are protected by customary anti-dilution provisions.

        Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share purchasable upon exercise of each right should approximate the value of one common share.

        If, after the rights become exercisable, we are involved in a merger or other business combination transaction in which common shares are exchanged or changed, or 50% or more of our consolidated assets or earning power are sold, each holder of a right will the have the right to receive, upon the exercise of the right at the then current exercise price, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the right.

        If the rights become exercisable, each holder of a right will thereafter have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right. At any time after the occurrence of any such event and prior to the acquisition by such person or group of 50% or more of the outstanding common shares, our board of directors may exchange the rights, in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a preferred share per right (subject to adjustment).

        In certain circumstances, our board of directors may redeem the rights in whole, but not in part, at a price of $0.0001 per right. The redemption of the rights may be made effective at such time on such basis and with such conditions as our board may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the rights agreement may be amended by our board of directors prior to the time the rights are distributed. After distribution, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement; but, no amendment to adjust the time period governing redemption can be made at such time as the rights are not redeemable.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors in light of the ability of the board of directors to redeem the rights or amend the rights agreement as summarized above.

        The form of rights agreement between us and the rights agent specifying the terms of the rights, is attached to our Current Report on Form 8-K filed on July 30, 1999 and the first amendment to the rights agreement, which includes as Exhibit B the amended form of Rights Certificate, is attached to our Current Report on Form 8-K filed on March 7, 2000. The rights agreement, including all exhibits, are incorporated herein by reference. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Delaware Law and Certain Charter and By-Law Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock.

        Our Restated Certificate of Incorporation and Amended and Restated By-Laws provide that any action required or permitted to be taken by our stockholders may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the chairman of the board of directors, the president or a majority of the board of directors. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired all or a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

        Our Restated Certificate of Incorporation and By-Laws provide that for nominations for the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to our secretary. To be timely, a stockholder's notice shall be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to such stockholders' meeting; provided, however, that if less than 100 days' notice or prior public disclosure of the date of such stockholders' meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of the date of such meeting or such public disclosure was made. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

        The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the foregoing provisions, or to reduce the number of authorized shares of common stock and preferred stock. A 75% vote is also required to amend or repeal any of the foregoing By-Law provisions. Such 75% stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-Laws may also be amended or repealed by a majority vote of the board of directors.

        Our Restated Certificate of Incorporation and By-Laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. Any director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

        Our Restated Certificate of Incorporation empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (a) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, the estimated current value of our company in a freely negotiated transaction and the estimated future value of our company as an independent entity, and (b) the impact of such a transaction on our employees, suppliers and customers and its effect on the communities in which we operate.

        The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

        Our Restated Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. Our Restated Certificate of Incorporation and By-Laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent And Registrar

        The transfer agent and registrar for our common stock is EquiServe Trust Company.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	4,658,350
Pacific Growth Equities, LLC	1,863,340
WR Hambrecht + Co, LLC	931,670
Harris Nesbitt Corp.	931,670
Wells Fargo Securities, LLC	931,670

Total	9,316,700

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of various legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $.436 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,397,500 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by Cubist
	No Exercise	Full Exercise
Per share	$.672	$.672
Total	$6,260,822	$7,199,942

        In addition, we estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

        We and our directors and executive officers have agreed, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement, not to:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply:

  •
  in our case, to

  (1)
  the sale of the common stock offered hereby;

  (2)
  the issuance by us of any shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement;

  (3)
  the grant of options to purchase our common stock under our stock option plans; and

  (4)
  the issuance of up to 1.0 million shares of common stock pursuant to collaborative, licensing or marketing agreements; or

  •
  in the case of our directors and executive officers, to

  (1)
  the sale of up to 130,000 shares of common stock pursuant to planned sale programs adopted pursuant to Rule 10b5-1 under the Securities Exchange Act;

  (2)
  the transfer of shares of common stock or other securities to an immediate family member or any trust established for the benefit of the transferor or an immediate family member or a corporation, partnership, limited partnership or limited liability company wholly owned by the transferor or any combination of the transferor and members of his or her immediate family, provided that, in each case, the transferee agrees in writing to be bound by the restrictions set forth above; and

  (3)
  acquisition of shares of common stock or other securities in open market transactions after the completion of this offering or, in certain cases, pledged to third parties as of the date of this prospectus supplement.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the shares will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. Justin P. Morreale and Julio E. Vega, partners at Bingham McCutchen LLP, are each an Assistant Secretary of Cubist. Wilmer Cutler Pickering Hale and Dorr LLP will pass upon legal matters in connection with this offering for the underwriters.

PROSPECTUS

CUBIST PHARMACEUTICALS, INC.

$100,000,000

Common Stock, $.001 Par Value

        The shares of common stock of Cubist Pharmaceuticals, Inc. covered by this prospectus may be offered and sold to the public by Cubist from time to time in one or more issuances.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CBST." The closing bid price of our common stock on the Nasdaq National Market on November 11, 2004 was $11.90 per share.

        This prospectus provides you with a general description of the shares that we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

        We will sell the shares to underwriters or dealers, through agents, or directly to investors.

Investing in these securities involves risks. See "Risk Factors" beginning on page 4.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2004

        Cubist and Cubicin are our registered trademarks. This prospectus contains trademarks and trade names of other companies.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. Neither this prospectus nor any prospectus supplement is an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction where an offer or solicitation is not permitted. No sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has not been any change in our affairs since the date of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public any part or all of the shares described in the registration statement in one or more offerings up to an aggregate dollar amount of $100,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus.

        We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http:// www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        We have filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Cubist and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

        We "incorporate by reference" our documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until this offering is completed. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 (as amended by the Quarterly Report on Form 10-Q/A filed on November 10, 2004) and September 30, 2004;

  •
  Current Reports on Form 8-K filed on September 30, 2004, November 10, 2004 and November 12, 2004;

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 17, 1996, including any amendments or reports filed for the purpose of updating that description;

  •
  the description of the preferred stock purchase rights for our Series A Junior Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on August 2, 1999, including any amendments or reports filed for the purpose of updating that description; and

  •
  all of our filings pursuant to the Securities Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

        Cubist Pharmaceuticals, Inc.
        65 Hayden Avenue
        Lexington, MA 02421
        Attn: Investor Relations
        (781) 860-8660
        e-mail: ir@cubist.com

CUBIST PHARMACEUTICALS, INC.

        Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of products that address unmet medical needs in the acute care environment. To date, we have been exclusively focused on developing business and product opportunities in the antiinfective market place. Cubicin, our flagship drug, was approved on September 12, 2003, by the U.S. Food and Drug Administration, or FDA, for sale in the United States. Cubicin is approved for the treatment of complicated skin and skin structure infections (cSSSI) caused by specific Gram-positive bacteria. In June 2004, we acquired worldwide development and commercialization rights of an investigational monoclonal antibody product known as HepeX-B™, which is in the second of two phase 2 studies, for the prevention of re-infection by the Hepatitis B virus (HBV) in liver transplant patients.

        Cubicin is the first antibiotic from a new class of antiinfectives called lipopeptides. Under laboratory conditions, Cubicin exhibits rapid bactericidal activity against most clinically significant Gram-positive bacteria, including multi-drug resistant bacteria. Cubicin targets Gram-positive bacteria, such as Staphylococcus, Streptococcus and Enterococcus, which can cause a variety of serious infections, and which are a major cause of morbidity and mortality worldwide. The antimicrobial spectrum of Cubicin includes strains of Staphylococcus aureus that are both susceptible and resistant to treatment by currently available drugs.

        Our headquarters are located at 65 Hayden Avenue, Lexington, Massachusetts, 02421 and our telephone number is (781) 860-8660.

RISK FACTORS

        An investment in our common stock involves significant risks. You should carefully consider the risks, including the forward-looking statements made in this prospectus and any prospectus supplement, as well as all of the risk factors incorporated herein by reference and in any prospectus supplement, before you make an investment decision pursuant to this prospectus and any prospectus supplement. The risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2003 are incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

        This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, these statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "would," "expect," "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state trends and known uncertainties or other forward-looking information. You are cautioned that forward-looking statements are based on current expectations and are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the risks and uncertainties described or discussed in the Section "Risk Factors" above. The forward-looking statements contained herein represent our judgment as of the date of this prospectus, and we cautions readers not to place undue reliance on such statements.

        Forward-looking statements include information concerning possible or assumed future results of our operations, including, but not limited to, statements regarding:

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  the acceptance of Cubicin by physicians, patients, third party payors and the medical community;

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  our expectations regarding clinical trials and development time lines for Cubicin or other product candidates;

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  our expectations regarding our ability to continue to manufacture Cubicin;

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  our ability to use our research and development and technology platforms and methods to identify potential products and candidates;

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  our expectations regarding selection of clinical development candidates;

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  our expectation regarding our ability to further identify, develop and commercialize products in the coming years;

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  the continuation of our collaborations with our partners and our ability to establish and maintain successful manufacturing, sales and marketing, distribution and development collaborations;

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  our future capital requirements and our ability to finance our operations; and

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  our expectations regarding general business conditions and growth in the biopharmaceutical industry and overall economy.

        Many factors could affect our actual financial results and could cause these actual results to differ materially from those in these forward-looking statements. These factors include, but are not limited to, the following:

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  whether we will receive, and the potential timing of, regulatory approvals or clearances to market Cubicin in other countries and for additional indications in the U.S.;

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  whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner;

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  our ability to conduct successful clinical trials in a timely manner;

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  the level of acceptance of Cubicin by physicians, patients, third party payors and the medical community;

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  competition, particularly with respect to Cubicin;

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  our ability to continue to manufacture Cubicin on a commercial scale;

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  our dependence upon pharmaceutical and biotechnology collaborations;

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  our ability to finance our operations;

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  potential costs resulting from product liability claims;

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  our ability to protect our proprietary technologies;

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  our ability to discover or in-license drug candidates and develop and achieve commercial success for drug candidates; and

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  a variety of risks common to our industry, including but not limited to, ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

USE OF PROCEEDS

        We intend to use the net proceeds of this offering for general corporate and working capital purposes. Although we have not yet identified any specific uses for these proceeds, we currently anticipate using the proceeds for some or all of the following purposes:

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  the commercialization of Cubicin;

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  the funding of additional development programs;

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  our drug discovery programs;

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  payments, including potential prepayments, of debt obligations; and

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  working capital and general corporate purposes.

        Accordingly, we will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in interest-bearing investment grade securities pending the above uses.

        In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, in-licensing, joint ventures or otherwise.

PLAN OF DISTRIBUTION

        We may sell the shares being offered by us in this prospectus:

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  directly to purchasers;

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  through agents;

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  through dealers;

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  through underwriters; or

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  through a combination of any of these methods of sale.

        We and our agents and underwriters may sell the shares being offered by us in this prospectus from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        We may determine the price or other terms of the shares offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the applicable prospectus supplement.

        We may solicit directly offers to purchase shares. We may also designate agents from time to time to solicit offers to purchase shares. Any agent that we designate, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell such shares to the public at varying prices to be determined by such agent at the time of resale. We may engage in at the market offerings of our common stock. An "at the market" offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates. Any underwriter that we engage for an at the market offering would be named in a post-effective amendment to the registration statement containing this prospectus. Additional details of our arrangement with the underwriter, including commissions or fees paid by us and whether the underwriter is acting as principal or agent, would be described in the related prospectus supplement. If we use underwriters to sell shares, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement which will be used by them together with this prospectus to make resales of the shares to the public. In connection with the sale of the shares offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the shares.

        Underwriters may also use dealers to sell shares. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by us to underwriters in connection with the offering of the shares offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the shares offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for shares pursuant to those contracts and the commissions payable for solicitation of the contracts.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the shares originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the shares sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

        Each issuance of shares offered under this prospectus will be a new issue of our common stock, which is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market or on the exchange on which the stock offered is then listed, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell shares for public offering and sale may make a market in the shares that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

        The anticipated date of delivery of the shares offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

        In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by us in compliance with all other applicable state securities laws and regulations.

        Cubist will pay all expenses of the registration of the shares.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Bingham McCutchen LLP, Boston, Massachusetts, has passed upon the legality of the issuance of the shares on our behalf. Justin P. Morreale and Julio E. Vega, partners at Bingham McCutchen LLP, are each an Assistant Secretary of Cubist.

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TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET PRICE AND DIVIDENDS
CAPITALIZATION
DILUTION
DESCRIPTION OF CAPITAL STOCK
UNDERWRITERS
EXPERTS
LEGAL MATTERS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS